       SEC 1473 Potential persons who are to respond to the collection of information contained in this form are not required to (7-97) respond unless the form displays a currently valid OMB control number.

                                       --------------------------------------
FORM 3                                              OMB APPROVAL
                                       --------------------------------------
                                         OMB Number:              3235-0104
                                         Expires:          October 31, 2001
                                         Estimated average burden
                                         hours per response             0.5
                                       --------------------------------------


               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940
                          (Print or Type Responses)


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1. Name and Address of Reporting Person

   Weiss, Murray
---------------------------------------------------------------
   (Last)               (First)              (Middle)

   Worldwide Entertainment & Sports, 1330 Avenue of the Americas
---------------------------------------------------------------
                        (Street)

   New York, NY 10019
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   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   6/15/00

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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Issuer Name and Ticker of Trading Symbol

   Worldwide Entertainment & Sports (Nasdaq:WWES)

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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director
   [ ] 10% Owner
   [X] Officer (give title below)
   [ ] Other (specify below)


   -----------------------------------------------------
       Executive Vice President Member of the 13D Group
   -----------------------------------------------------

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6. If Amendment, Date of Original (Month/Day/Year)



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7. Individual or Joint/Group Filing
   (Check all applicable)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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                                                                         Page 1

                             TABLE I--Non-Derivative Securities Beneficially Owned
--------------------------------------------------------------------------------------------------------------------
 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Ownership
    (Instr. 4)             Beneficially Owned        Form: Direct         (Instr. 5)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
No Securities Owned
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

       TABLE II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
----------------------------------------------------------------------------------------------------------------------------------
  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date              -----------------------------------     Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                          ---------------------                           Amount        ative           Security:
                                                                          or            Security        Direct
                           Date       Expira-            Title            Number                        (D) or
                           Exer-      tion                                of                            Indirect
                           cisable    Date                                Shares                        (I)
                                                                                                        (Instr. 5)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Options                    (1)        6/15/2010  Common Stock             600,000       $1.00           D
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

(1) On June 15, 2000, the reporting person was granted an option to purchase 300,000 shares of common stock, vesting in installments of 25,000 shares on September 15, December 15, March 15, June 15 of each year during the three-year term of his employment contract. The reporting person was simultaneously granted an additional option to purchase 300,000 shares of common stock, with the right to acquire 100,000 shares each vesting when the closing bid price of the Issuer's common stock reaches $3.00, $6.00 and $9.00 per share, respectively, for at least ten consecutive trading days.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
Explanation of Responses:


              /s/ Murray Weiss                                  9/29/00
              ----------------------------------------     ------------------
              ** Signature of Reporting Person                    Date

* If the form is filed by more than one person, see Instruction 5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.


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